Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
(517) 372-9200

NEOGEN Announces 2-for-1 Stock Split

LANSING, Mich., May 12, 2021 — NEOGEN Corporation (NASDAQ: NEOG) announced today that its Board of Directors has approved a two-for-one stock split. Each stockholder of record at the close of business on May 26, 2021, will receive one additional share of common stock for each share held, with new shares expected to be distributed on June 4, 2021.

As of today, NEOGEN has approximately 53,700,000 shares of common stock outstanding. After the split, the company will have approximately 107,400,000 shares of common stock outstanding. The split is the sixth in the company’s 39-year history, the most recent being a four-for-three stock split in December 2017.

“We are pleased that the Board of Directors has approved this split, demonstrating their continued confidence in NEOGEN’s long-term growth,” says John Adent, NEOGEN’s President and Chief Executive Officer. “With this split, we will be able to increase the availability of NEOGEN stock and enhance liquidity within the marketplace, allowing both current and new investors to share in NEOGEN’s success.”

Shareholders contemplating a transaction of NEOGEN stock between the record date and payment date should consult a broker regarding their entitlement to the split shares.

NEOGEN Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. NEOGEN’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants.

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